UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 25, 2014

THE PANTRY, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-25813	56-1574463
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

305 Gregson Drive Cary, North Carolina	27511
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (919) 774-6700

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On March 25, 2014, The Pantry, Inc. (the “Company) entered into a Distribution Service Agreement (the “Agreement”) with McLane Company, Inc. (“McLane”).  The Agreement, which will become effective upon the implementation of certain internal system changes required by McLane to accommodate the terms of the Agreement, will replace the Distribution Service Agreement dated August 1, 2008, as amended, between the parties. The Agreement is expected to be effective in early May, 2014 and will remain in effect until December 31, 2019 unless sooner terminated in accordance with its terms.

Subject to specified exceptions, the Agreement provides for the Company’s continued purchase from McLane of the Company’s requirements for all categories of food and non-food general merchandise products, including cigarettes and tobacco products, offered by McLane and customarily supplied by convenience food wholesalers. The Agreement contains provisions relating to product ordering and delivery, price and payment terms, service standards that must be satisfied by McLane and default and other provisions customarily contained in supply agreements.

The Company purchased 56% of its merchandise, including most grocery and tobacco products, from McLane during fiscal 2013 and that percentage is not expected to change materially under the Agreement.

This summary is not meant to be complete and is qualified in its entirety by reference to the Agreement, a copy  of which the Company intends to file as an exhibit to its Quarterly Report on Form 10-Q for the fiscal quarter ending March 27, 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE PANTRY, INC.

	By:	/s/ B. Clyde Preslar
B. Clyde Preslar Senior Vice President, Chief Financial Officer

Date: March 31, 2014